Exhibit 99.2
McDonald's Corporation
Supplemental Information (Unaudited)
Quarter and Six Months Ended June 30, 2022

SUPPLEMENTAL INFORMATION
The purpose of this Exhibit 99.2 is to provide additional information related to the results of McDonald's Corporation (the “Company”) for the quarter and six months ended June 30, 2022. This information should be read in conjunction with Exhibit 99.1.
Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.

Impact of the War in Ukraine
During the first quarter of 2022, McDonald’s temporarily closed restaurants in Russia and Ukraine due to the ongoing war in the region. Restaurants remained closed in Russia through the Company's sale of its Russian business in mid-June, and restaurants remained closed in Ukraine throughout the second quarter. In order to ensure a successful transfer of the business in Russia to a buyer, the Company continued to pay employees and make lease payments through the date of the signed sale agreement.

Impact of COVID-19 Restrictions on the Business
COVID-19 resurgences continued to result in instances of government restrictions on restaurant operations, primarily in China.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Results excluding the effect of foreign currency translation (referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)
Quarters Ended June 30,	2022	2021	2022
Revenues	$5,718.4	$5,887.9	$(344.9)
Company-operated margins	343.0	467.7	(24.5)
Franchised margins	2,938.2	2,727.1	(158.9)
Selling, general & administrative expenses	704.2	655.5	15.9
Operating income	1,711.8	2,691.1	(170.7)
Net income	1,188.0	2,219.3	(109.0)
Earnings per share-diluted	$1.60	$2.95	$(0.15)

			Currency Translation Benefit/ (Cost)

Six Months Ended June 30,	2022	2021	2022
Revenues	$11,384.0	$11,012.5	$(546.8)
Company-operated margins	686.2	811.6	(40.4)
Franchised margins	5,617.0	5,033.0	(232.5)
Selling, general & administrative expenses	1,381.2	1,221.9	24.3
Operating income	4,024.4	4,972.4	(206.1)
Net income	2,292.4	3,756.5	(122.4)
Earnings per share-diluted	$3.08	$5.00	$(0.16)
•The impact of foreign currency translation on consolidated operating results for both periods primarily reflected the weakening of the Euro, British Pound and Australian Dollar.

Net Income and Diluted Earnings per Share
For the quarter, net income decreased 46% (42% in constant currencies) to $1,188.0 million, and diluted earnings per share decreased 46% (41% in constant currencies) to $1.60. Foreign currency translation had a negative impact of $0.15 on diluted earnings per share.
For the six months, net income decreased 39% (36% in constant currencies) to $2,292.4 million, and diluted earnings per share decreased 38% (35% in constant currencies) to $3.08. Foreign currency translation had a negative impact of $0.16 on diluted earnings per share.

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION
Dollars in millions, except per share data

	Quarters Ended June 30,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$1,188.0	$2,219.3	(46)%	(42)%	$1.60	$2.95	(46)%	(41)%
(Gains)/charges	668.6	(70.8)			0.90	(0.10)
Change in U.K. statutory tax rate	—	(363.7)			—	(0.48)
France tax settlement	37.2	—			0.05	—
Non-GAAP	$1,893.8	$1,784.8	6%	13%	$2.55	$2.37	8%	14%

	Six Months Ended June 30,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$2,292.4	$3,756.5	(39)%	(36)%	$3.08	$5.00	(38)%	(35)%
(Gains)/charges	770.7	(169.7)			1.03	(0.23)
Change in U.K. statutory tax rate	—	(363.7)			—	(0.48)
France tax settlement	537.2	—			0.72	—
Non-GAAP	$3,600.3	$3,223.1	12%	17%	$4.83	$4.29	13%	18%
Results for 2022 included the following:
•Pre-tax charges of $1.2 billion, or $1.30 per share, for the quarter and $1.3 billion, or $1.43 per share, for the six months, related to the sale of the Company's business in Russia
•Pre-tax gain of $271 million, or $0.40 per share, for the quarter and six months, related to the Company's sale of its Dynamic Yield business
•$37 million, or $0.05 per share, for the quarter and $537 million, or $0.72 per share, for the six months, of nonoperating expense related to the settlement of a tax audit in France

Results for 2021 included the following:
•Net pre-tax gains of $98 million, or $0.10 per share, for the quarter and $233 million, or $0.23 per share, for the six months, primarily related to the sale of McDonald's Japan stock
•$364 million, or $0.48 per share, for the quarter and six months related to the remeasurement of deferred taxes as a result of a change in the U.K. statutory income tax rate

During the quarter, the Company repurchased 4.2 million shares of stock for $1.0 billion, bringing total purchases for the six months to 10.4 million shares or $2.5 billion. Additionally, the Company paid a quarterly dividend of $1.38 per share, or $1.0 billion, bringing total dividends paid for the six months to $2.0 billion.

Revenues
The Company's revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees, developmental licensees and affiliates. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales with minimum rent payments, and initial fees. Revenues from restaurants licensed to developmental licensees and affiliates include a royalty based on a percent of sales, and generally include initial fees. The Company’s Other revenues are comprised of fees paid by franchisees to recover a portion of costs incurred by the Company for various technology platforms, revenues from brand licensing arrangements to market and sell consumer packaged goods using the McDonald’s brand, and third-party revenues for the Dynamic Yield business. As of April 1, 2022, the Company completed the sale of Dynamic Yield and no longer records third-party revenues related to this business.
Franchised restaurants represented 95% of McDonald's restaurants worldwide at June 30, 2022. The Company's heavily franchised business model is designed to generate stable and predictable revenue, which is largely a function of franchisee sales, and resulting cash flow streams.
REVENUES
Dollars in millions

Quarters Ended June 30,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$704.6	$668.2	5%	5%
International Operated Markets	1,223.1	1,635.3	(25)	(17)
International Developmental Licensed Markets & Corporate	185.1	185.2	—	12
Total	$2,112.8	$2,488.7	(15)%	(9)%

Franchised revenues
U.S.	$1,663.4	$1,567.7	6%	6%
International Operated Markets	1,496.2	1,410.5	6	18
International Developmental Licensed Markets & Corporate	367.2	328.0	12	20
Total	$3,526.8	$3,306.2	7%	12%

Total Company-operated sales and Franchised revenues
U.S.	$2,368.0	$2,235.9	6%	6%
International Operated Markets	2,719.3	3,045.8	(11)	(1)
International Developmental Licensed Markets & Corporate	552.3	513.2	8	17
Total	$5,639.6	$5,794.9	(3)%	3%

Total Other revenues	$78.8	$93.0	(15)%	(13)%

Total Revenues	$5,718.4	$5,887.9	(3)%	3%

Six Months Ended June 30,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,343.6	$1,286.5	4%	4%
International Operated Markets	2,703.8	3,015.0	(10)	(3)
International Developmental Licensed Markets & Corporate	367.8	348.7	5	16
Total	$4,415.2	$4,650.2	(5)%	1%

Franchised revenues
U.S.	$3,156.9	$2,988.2	6%	6%
International Operated Markets	2,899.5	2,554.9	13	23
International Developmental Licensed Markets & Corporate	733.2	640.5	14	20
Total	$6,789.6	$6,183.6	10%	14%

Total Company-operated sales and Franchised revenues
U.S.	$4,500.5	$4,274.7	5%	5%
International Operated Markets	5,603.3	5,569.9	1	9
International Developmental Licensed Markets & Corporate	1,101.0	989.2	11	19
Total	$11,204.8	$10,833.8	3%	8%

Total Other revenues	$179.2	178.7	—%	2%

Total Revenues	$11,384.0	$11,012.5	3%	8%

•Total Company-operated sales and franchised revenues decreased 3% (increased 3% in constant currencies) for the quarter and increased 3% (8% in constant currencies) for the six months. In the International Operated Markets segment, both periods reflected positive sales performance driven by France and Germany. Company-operated sales growth in constant currencies was more than offset by the impact of restaurant closures in Russia and Ukraine. Results in the International Developmental Licensed segment for both periods reflected positive sales performance across all geographic regions, with China continuing to be negatively impacted by COVID-19 resurgences and related government restrictions.

Comparable Sales*
Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed (including restaurants temporarily closed due to COVID-19, as well as those in Ukraine). Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.

	Increase/(Decrease)
	Quarters Ended June 30,		Six Months Ended June 30,
	2022	2021	2021	2020
U.S.	3.7%	25.9%	3.6%	19.7%
International Operated Markets	13.0	75.1	16.4	30.7
International Developmental Licensed Markets & Corporate	16.0	32.3	15.3	18.0
Total	9.7%	40.5%	10.7%	22.6%
*For both International Operated Markets and Total comparable sales calculations for the second quarter 2022, restaurants in Russia were treated as permanently closed starting April 1, 2022 and therefore excluded from the calculations, and restaurants in Ukraine were treated as temporarily closed and therefore included in the calculations.

Systemwide Sales and Franchised Sales
The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
SYSTEMWIDE SALES*

	Quarter Ended June 30, 2022		Six Months Ended June 30, 2022
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	4%	4%	4%	4%
International Operated Markets	(1)	10	7	16
International Developmental Licensed Markets & Corporate	11	21	13	20
Total	4%	10%	7%	12%
*    Unlike comparable sales, the Company has not excluded sales from hyper-inflationary markets from Systemwide sales as these sales are the basis on which the Company calculates and records revenues. Results in Russia and Ukraine are included in Systemwide sales for both periods.

FRANCHISED SALES
Dollars in millions

Quarters Ended June 30,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$11,598.7	$11,174.9	4%	4%
International Operated Markets	8,696.1	8,351.0	4	15
International Developmental Licensed Markets & Corporate	6,995.7	6,266.2	12	21
Total	$27,290.5	$25,792.1	6%	12%

Ownership type
Conventional franchised	$20,152.6	$19,428.6	4%	8%
Developmental licensed	4,561.9	3,565.2	28	37
Foreign affiliated	2,576.0	2,798.3	(8)	2
Total	$27,290.5	$25,792.1	6%	12%

Six Months Ended June 30,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$22,027.8	$21,264.7	4%	4%
International Operated Markets	16,808.0	15,231.6	10	19
International Developmental Licensed Markets & Corporate	13,942.4	12,314.2	13	20
Total	$52,778.2	$48,810.5	8%	13%

Ownership type
Conventional franchised	$38,595.9	$36,336.2	6%	10%
Developmental licensed	8,693.2	6,845.4	27	34
Foreign affiliated	5,489.1	5,628.9	(2)	4
Total	$52,778.2	$48,810.5	8%	13%

Restaurant Margins

Franchised restaurant margins are measured as revenues from franchised restaurants less franchised restaurant occupancy costs. Franchised revenues include rent and royalties based on a percent of sales, and initial fees. Franchised restaurant occupancy costs include lease expense and depreciation, as the Company generally owns or secures a long-term lease on the land and building for the restaurant location.
Company-operated restaurant margins are measured as sales from Company-operated restaurants less costs for food & paper, payroll & employee benefits and occupancy & other operating expenses necessary to run an individual restaurant. Company-operated margins exclude costs that are not allocated to individual restaurants, primarily payroll & employee benefit costs of non-restaurant support staff, which are included in selling, general and administrative expenses.

RESTAURANT MARGINS
Dollars in millions

	Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended June 30,	2022	2021	Inc/ (Dec)
Franchised
U.S.	$1,351.6	$1,275.8	6%	6%
International Operated Markets	1,224.5	1,129.5	8	20
International Developmental Licensed Markets & Corporate	362.1	321.8	13	20
Total	$2,938.2	$2,727.1	8%	14%
Company-operated
U.S.	$112.2	$148.1	(24)%	(24)%
International Operated Markets	223.5	312.1	(28)	(21)
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$343.0	$467.7	(27)%	(21)%
Total restaurant margins
U.S.	$1,463.8	$1,423.9	3%	3%
International Operated Markets	1,448.0	1,441.6	—	11
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$3,281.2	$3,194.8	3%	8%

	Amount			Inc/ (Dec) Excluding Currency Translation
Six Months Ended June 30,	2022	2021	Inc/ (Dec)
Franchised
U.S.	$2,544.1	$2,406.9	6%	6%
International Operated Markets	2,350.2	1,998.1	18	27
International Developmental Licensed Markets & Corporate	722.7	628.0	15	21
Total	$5,617.0	$5,033.0	12%	16%
Company-operated
U.S.	$210.5	$273.2	(23)%	(23)%
International Operated Markets	464.7	530.1	(12)	(5)
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$686.2	811.6	(15)%	(10)%
Total restaurant margins
U.S.	$2,754.6	$2,680.1	3%	3%
International Operated Markets	2,814.9	2,528.2	11	21
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$6,303.2	$5,844.6	8%	13%

n/m Not meaningful
•Total restaurant margins increased $86.4 million, or 3% (8% in constant currencies), for the quarter and $458.6 million, or 8% (13% in constant currencies), for the six months. Franchised margins represented nearly 90% of restaurant margin dollars for the quarter and six months.
•U.S. franchised margins for both periods reflected higher depreciation costs related to investments in restaurant modernization.
•Company-operated margins in the U.S. and International Operated Markets segment for both periods reflected positive sales performance, which was more than offset by significant inflationary pressures on labor and commodities.

•Company-operated margins in the International Operated Markets segment for both periods were negatively impacted by restaurant closures in Russia and Ukraine.
•Total restaurant margins included depreciation and amortization expense of $368.0 million for the quarter and $753.8 million for the six months.

Selling, General & Administrative Expenses
•Selling, general and administrative expenses increased $48.7 million, or 7% (10% in constant currencies), for the quarter and $159.3 million, or 13% (15% in constant currencies), for the six months. Both periods reflected incremental costs related to the Company's 2022 Worldwide Owner/Operator Convention and proxy contest, as well as higher costs for investments in restaurant technology and the impact of inflationary pressures.
•Selling, general and administrative expenses as a percent of Systemwide sales were 2.4% and 2.3% for the six months ended 2022 and 2021, respectively.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gains on sales of restaurant businesses	$(8.9)	$(27.1)	$(14.7)	$(44.7)
Equity in earnings of unconsolidated affiliates	(19.9)	(42.8)	(51.2)	(77.9)
Asset dispositions and other (income) expense, net	32.2	40.6	2.7	49.1
Impairment and other strategic charges (gains), net	882.7	(97.8)	1,009.8	(233.0)
Total	$886.1	$(127.1)	$946.6	$(306.5)
•Gains on sales of restaurant businesses decreased for the quarter and six months, primarily due to lower gains in the U.S.
•Equity in earnings of unconsolidated affiliates decreased for both periods, primarily due to the impact of continued COVID-19 resurgences and related government restrictions on operating performance in China.
•Asset dispositions and other (income) expense, net for the six months primarily reflected the increase to fair value of an existing restaurant joint venture in connection with the buyout of a joint venture partner within the International Operated Markets segment.
•Impairment and other strategic charges (gains), net reflected $1.2 billion and $1.3 billion for the quarter and six months, respectively, of pre-tax charges related to the sale of the Company's business in Russia. Results for both periods also reflected a gain of $271 million related to the Company's sale of its Dynamic Yield business.
Results for the quarter and six months 2021 reflected $98 million and $233 million, respectively, of net gains, primarily related to the sale of McDonald's Japan stock.

Operating Income
OPERATING INCOME & OPERATING MARGIN
Dollars in millions

Quarters Ended June 30,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,319.9	$1,267.5	4%	4%
International Operated Markets	136.3	1,272.0	(89)	(78)
International Developmental Licensed Markets & Corporate	255.6	151.6	68	86
Total operating income	$1,711.8	$2,691.1	(36)%	(30)%

Non-GAAP operating income	$2,594.5	$2,593.3	—%	7%

Six Months Ended June 30,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$2,470.9	$2,393.0	3%	3%
International Operated Markets	1,265.5	2,225.8	(43)	(36)
International Developmental Licensed Markets & Corporate	288.0	353.6	(19)	(7)
Total operating income	$4,024.4	$4,972.4	(19)%	(15)%
Non-GAAP operating income	$5,034.2	$4,739.4	6%	12%

Operating margin	35.4%	45.2%
Non-GAAP operating margin	44.2%	43.0%

•Operating Income: Operating income decreased $979.3 million, or 36% (30% in constant currencies), for the quarter and $948.0 million, or 19% (15% in constant currencies), for the six months.
•U.S.: Operating income for both periods primarily reflected sales-driven growth in Franchised margins, partly offset by inflationary pressures on labor and commodities in Company-operated restaurant margins.
•International Operated Markets: Excluding charges related to the sale of the Company's business in Russia, operating income increased 1% (13% in constant currencies) for the quarter and 14% (24% in constant currencies) for the six months. Both periods reflected positive sales performance led by France and Germany, partly offset by the impact of restaurant closures in Russia and Ukraine as well as inflationary pressures on labor and commodities.
•International Developmental Licensed Markets & Corporate: Results for both periods reflected higher Corporate selling, general and administrative expenses, partly offset by strong sales performance, primarily in Brazil and Japan.
•Operating Margin: Operating margin is defined as operating income as a percent of total revenues. The contributions to operating margin differ by segment due to each segment's ownership structure, primarily due to the relative percentage of franchised versus Company-operated restaurants. Additionally, temporary restaurant closures, which vary by segment, impact the contribution of each segment to the consolidated operating margin.
Excluding current year net charges, primarily related to the sale of the Company's business in Russia, and prior year net gains, the increase in non-GAAP operating margin for the six months was due to sales-driven growth in Franchised margins, partly offset by the impact of restaurant closures in Russia and Ukraine and inflationary pressures on Company-operated margins as well as higher Corporate selling, general and administrative expenses.

Interest Expense
•Interest expense decreased 2% (flat in constant currencies) for the quarter and 3% (1% in constant currencies) for the six months, primarily due to the impact of foreign currency translation and lower average debt balances, partly offset by higher average interest rates.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest income	$(4.6)	$(2.4)	$(7.2)	$(4.2)
Foreign currency and hedging activity	(27.0)	19.1	(38.3)	39.4
Other expense, net	43.7	1.9	541.7	12.0
Total	$12.1	$18.6	$496.2	$47.2
•Other expense, net included $37 million for the quarter and $537 million for the six months of nonoperating expense related to the settlement of a tax audit in France.

Income Taxes
•The effective income tax rate was 15.7% and 6.6% for the quarters ended 2022 and 2021, respectively, and 22.3% and 13.2% for the six months 2022 and 2021, respectively. The effective tax rate for both periods of 2022 reflected approximately $50 million of net tax benefits from the remeasurement of income tax reserves associated with global tax audit progression, partly offset by tax audit settlements.
•Excluding the tax impacts of current and prior year gains and charges, the current year nonoperating expense related to the France tax settlement and the impact of the prior change in the U.K. statutory income tax rate, the effective income tax rate for the quarters ended 2022 and 2021 was 18.7% and 21.7%, respectively, and 19.9% and 21.3% for the six months ended 2022 and 2021, respectively.

Outlook
Based on current conditions, the following is provided to assist in forecasting the Company's future results for 2022.
•Excluding the closure of all restaurants in Russia, the Company expects net restaurant unit expansion will contribute about 1.5% to 2022 Systemwide sales growth, in constant currencies.
•The Company expects full year 2022 selling, general and administrative expenses of about 2.3% of Systemwide sales.
•The Company expects 2022 operating margin to be in the 40% range as a result of charges related to the sale of the Company's business in Russia. Excluding impairment and other charges and gains, the Company expects adjusted operating margin percent to be in the mid 40% range.
•Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2022 to be relatively flat to 2021.
•The Company expects the effective income tax rate for the full year 2022 to be in the 20% to 22% range. Some volatility may result in a quarterly tax rate outside of the annual range.
•The Company expects 2022 capital expenditures to be approximately $2.0 to $2.2 billion, about half of which will be directed towards new restaurant unit expansion across the U.S. and International Operated Markets. Over 40% will be dedicated to the U.S. business, most of which will go towards reinvestment, including the completion of restaurant modernization efforts. Globally, the Company expects to open over 1,700 restaurants. The Company will open about 400 restaurants in the U.S. and International Operated Markets segments, and developmental licensees and affiliates will contribute capital towards over 1,300 restaurant openings in their respective markets. Excluding the closure of all restaurants in Russia, the Company expects more than 1,300 net restaurant additions in 2022.
•The Company expects to achieve a free cash flow conversion rate greater than 90%.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At June 30,	2022	2021	Inc/ (Dec)
U.S.	13,433	13,441	(8)

International Operated Markets
France	1,524	1,499	25
Canada	1,449	1,447	2
Germany	1,429	1,446	(17)
United Kingdom	1,375	1,350	25
Australia	1,026	1,011	15
Russia	—	802	(802)
Italy	640	615	25
Spain	561	542	19
Other	1,969	1,904	65
Total International Operated Markets	9,973	10,616	(643)

International Developmental Licensed Markets & Corporate
China	4,727	4,083	644
Japan	2,948	2,927	21
Brazil	1,071	1,044	27
Philippines	681	653	28
South Korea	400	403	(3)
Other	6,463	6,229	234
Total International Developmental Licensed Markets & Corporate	16,290	15,339	951

Systemwide restaurants	39,696	39,396	300

Countries	118	119	(1)

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2022	2021	Inc/ (Dec)
U.S.
Conventional franchised	12,772	12,788	(16)
Company-operated	661	653	8
Total U.S.	13,433	13,441	(8)

International Operated Markets
Conventional franchised	8,763	8,630	133
Developmental licensed	153	263	(110)
Total Franchised	8,916	8,893	23
Company-operated	1,057	1,723	(666)
Total International Operated Markets	9,973	10,616	(643)

International Developmental Licensed Markets & Corporate
Conventional franchised	86	101	(15)
Developmental licensed	7,765	7,490	275
Foreign affiliated	8,125	7,445	680
Total Franchised	15,976	15,036	940
Company-operated	314	303	11
Total International Developmental Licensed Markets & Corporate	16,290	15,339	951

Systemwide
Conventional franchised	21,621	21,519	102
Developmental licensed	7,918	7,753	165
Foreign affiliated	8,125	7,445	680
Total Franchised	37,664	36,717	947
Company-operated	2,032	2,679	(647)
Total Systemwide	39,696	39,396	300

Cautionary Statement Regarding Forward-Looking Statements
The information in this report contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this report not based upon historical fact is a forward- looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the dates the statements are made. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.
Risk Factors
Our business results are subject to a variety of risks, including those that are described below and elsewhere in our filings with the Securities and Exchange Commission. The risks described below are not the only risks we face. Additional risks not currently known to us or that we currently deem to be immaterial may also significantly adversely affect our business. If any of these risks were to materialize or intensify, our expectations (or the underlying assumptions) may change and our performance may be adversely affected.
GLOBAL PANDEMIC
The COVID-19 pandemic has adversely affected and may continue to adversely affect our financial results, condition and outlook.
Health epidemics or pandemics can adversely affect consumer spending and confidence levels and supply availability and costs, as well as the local operations in impacted markets, all of which can affect our financial results, condition and outlook. Importantly, the global pandemic resulting from COVID-19 has disrupted global health, economic and market conditions, consumer behavior and McDonald’s global restaurant operations since early 2020, and has resulted in increased pressure on labor availability and supply chain management. Local and national governmental mandates or recommendations and public perceptions of the risks associated with the COVID-19 pandemic have caused, and may continue to cause, consumer behavior to change, worsening or volatile economic conditions in certain markets, and increased regulatory complexity and compliance costs, each of which could continue to adversely affect our business. In addition, our global operations have been, and may continue to be, disrupted to varying degrees in different markets given the unpredictability of the virus, its resurgences and variants and government responses thereto, as well as potentially permanent changes to the industry in which we operate. While we cannot predict the duration or scope of the COVID-19 pandemic, the resurgence of infections, the emergence of new variants in one or more markets, or the availability, acceptance or effectiveness of vaccines or vaccination rates across the globe, the pandemic has negatively impacted our business and may continue to negatively impact our financial results, condition and outlook in a way that may be material.
The COVID-19 pandemic may also heighten other risks disclosed in these Risk Factors, including, but not limited to, those related to labor availability and costs, supply chain interruptions, commodity costs, consumer behavior, consumer perceptions of our brand and competition.
STRATEGY AND BRAND
If we do not successfully evolve and execute against our business strategies, including the Accelerating the Arches strategy, we may not be able to drive business growth.
To drive Systemwide sales, operating income and free cash flow growth, our business strategies must be effective in maintaining and strengthening customer appeal and capturing additional market share. Whether these strategies are successful depends mainly on our System’s continued ability to:
•capitalize on our global scale, iconic brand and local market presence to build upon our historic strengths and competitive advantages, such as our marketing, core menu items and digital, delivery and drive thru;
•innovate and differentiate the McDonald’s experience, including by preparing and serving our food in a way that balances value and convenience to our customers with profitability;
•accelerate technology investments for a fast and easy customer experience;
•run great restaurants by driving efficiencies and expanding capacities while continuing to prioritize health and safety;
•identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants;
•accelerate our existing strategies, including through growth opportunities and potential acquisitions, investments and partnerships; and

•evolve and adjust our business strategies in response to, among other things, changing consumer behavior, operational restrictions and impacts to our results of operations and liquidity, including as a result of the COVID-19 pandemic.
If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
Failure to preserve the value and relevance of our brand could have an adverse impact on our financial results.
To be successful in the future, we believe we must preserve, enhance and leverage the value and relevance of our brand, including our corporate purpose, mission and values. Brand value is based in part on consumer perceptions, which are affected by a variety of factors, including the nutritional content and preparation of our food, the ingredients we use, the manner in which we source commodities and general business practices across the System, including the people practices at McDonald’s restaurants. Consumer acceptance of our offerings is subject to change for a variety of reasons, and some changes can occur rapidly. For example, nutritional, health, environmental and other scientific studies and conclusions, which continuously evolve and may have contradictory implications, drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that affect the “informal eating out” (“IEO”) segment or perceptions of our brand, generally or relative to available alternatives. Our business could also be impacted by business incidents or practices, whether actual or perceived, particularly if they receive considerable publicity or result in litigation, as well as by our position or perceived lack of position on environmental, social responsibility, public policy, geopolitical and similar matters. Consumer perceptions may also be affected by adverse commentary from third parties, including through social media or conventional media outlets, regarding the quick-service category of the IEO segment or our brand, culture, operations, suppliers or franchisees. If we are unsuccessful in addressing adverse commentary or perceptions, whether or not accurate, our brand and financial results may suffer.
If we do not anticipate and address industry trends and evolving consumer preferences and effectively execute our pricing, promotional and marketing plans, our business could suffer.
Our continued success depends on our System’s ability to build upon our historic strengths and competitive advantages. In order to do so, we need to anticipate and respond effectively to continuously shifting consumer demographics and industry trends in food sourcing, food preparation, food offerings, and consumer behavior and preferences, including with respect to the use of digital channels and environmental and social responsibility matters. If we are not able to predict, or quickly and effectively respond to, these changes, or if our competitors are able to do so more effectively, our financial results could be adversely impacted.
Our ability to build upon our strengths and advantages also depends on the impact of pricing, promotional and marketing plans across the System, and the ability to adjust these plans to respond quickly and effectively to evolving customer behavior and preferences, as well as shifting economic and competitive conditions. Existing or future pricing strategies and marketing plans, as well as the value proposition they represent, are expected to continue to be important components of our business strategy. However, they may not be successful, or may not be as successful as the efforts of our competitors, which could negatively impact sales, guest counts and market share.
Additionally, we operate in a complex and costly advertising environment. Our marketing and advertising programs may not be successful in reaching our customers in the way we intend. Our success depends in part on whether the allocation of our advertising and marketing resources across different channels, including digital, allows us to reach our customers effectively, efficiently and in ways that are meaningful to them. If our advertising and marketing programs are not successful, or are not as successful as those of our competitors, our sales, guest counts and market share could decrease.
Our investments to enhance the customer experience, including through technology, may not generate the expected results.
Our long-term business objectives depend on the successful Systemwide execution of our strategies. We continue to build upon our investments in technology and modernization, digital engagement and delivery in order to transform and enhance the customer experience. As part of these investments, we are continuing to place emphasis on improving our service model and strengthening relationships with customers, in part through digital channels and loyalty initiatives, mobile ordering and payment systems, and enhancing our drive thru technologies, which efforts may not generate expected results. We also continue to expand and refine our delivery initiatives, including through growing awareness and trial. Utilizing a third-party delivery service may not have the same level of profitability as a non-delivery transaction, and may introduce additional food quality, food safety and customer satisfaction risks. If these customer experience initiatives are not well executed, or if we do not fully realize the intended benefits of these significant investments, our business results may suffer.
We face intense competition in our markets, which could hurt our business.
We compete primarily in the IEO segment, which is highly competitive. We also face sustained, intense competition from traditional, fast casual and other competitors, which may include many non-traditional market participants such as convenience stores, grocery stores, coffee shops and online retailers. We expect our environment to continue to be highly competitive, and our results in any particular reporting period may be impacted by a contracting IEO segment or by new or continuing actions, product offerings or consolidation of our competitors and third-party partners, which may have a short- or long-term impact on our results.

We compete primarily on the basis of product choice, quality, affordability, service and location. In particular, we believe our ability to compete successfully in the current market environment depends on our ability to improve existing products, successfully develop and introduce new products, price our products appropriately, deliver a relevant customer experience, manage the complexity of our restaurant operations, manage our investments in technology and modernization, and respond effectively to our competitors’ actions or offerings or to unforeseen disruptive actions. There can be no assurance these strategies will be effective, and some strategies may be effective at improving some metrics while adversely affecting others, which could have the overall effect of harming our business.
We may not be able to adequately protect our intellectual property or adequately ensure that we are not infringing the intellectual property of others, which could harm the value of the McDonald’s brand and our business.
The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products.
We have registered certain trademarks and have other trademark registrations pending in the U.S. and certain foreign jurisdictions. The trademarks that we currently use have not been, and may never be, registered in all of the countries outside of the U.S. in which we do business or may do business in the future. It may be costly and time consuming to protect our intellectual property, and the steps we have taken to do so in the U.S. and foreign countries may not be adequate. In addition, the steps we have taken may not adequately ensure that we do not infringe the intellectual property of others, and third parties may claim infringement by us in the future. In particular, we may be involved in intellectual property claims, including often aggressive or opportunistic attempts to enforce patents used in information technology systems, which might affect our operations and results. Any claim of infringement, whether or not it has merit, could be time-consuming, result in costly litigation and harm our business.
In addition, we cannot ensure that franchisees and other third parties who hold licenses to our intellectual property will not take actions that hurt the value of our intellectual property.
OPERATIONS
The global scope of our business subjects us to risks that could negatively affect our business.
We encounter differing cultural, regulatory, geopolitical and economic environments within and among the more than 100 countries where McDonald’s restaurants operate, and our ability to achieve our business objectives depends on the System’s success in these environments. Meeting customer expectations is complicated by the risks inherent in our global operating environment, and our global success is partially dependent on our System’s ability to leverage operating successes across markets and brand perceptions. Planned initiatives may not have appeal across multiple markets with McDonald’s customers and could drive unanticipated changes in customer perceptions and guest counts.
Disruptions in operations or price volatility in a market can also result from governmental actions, such as price, foreign exchange or trade-related tariffs or controls, trade policies and regulations, sanctions and counter sanctions, government-mandated closure of our, our franchisees’ or our suppliers’ operations, and asset seizures. Such disruptions or volatility can also result from acts of war, terrorism or other hostilities. For example, in response to the recent humanitarian crisis caused by the war in Ukraine and the resulting unpredictable operating environment in Russia, we paused our Ukrainian operations in March 2022 and exited the Russian market by selling our entire restaurant portfolio in June 2022. The war has also exacerbated volatile macroeconomic conditions and increased pressure on our supply chain and commodity costs, which we expect to continue to impact our financial results. The broader impacts of the war and related sanctions, including on macroeconomic conditions, geopolitical tensions and consumer demand, may also continue to have an adverse impact on our business and financial results. Our international success depends in part on the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such actions and events.
Additionally, there are challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest. In many cases, such challenges may be exacerbated by the lack of an independent and experienced judiciary and uncertainty in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment. An inability to manage effectively the risks associated with our international operations could have a material adverse effect on our business and financial condition.
We may also face challenges and uncertainties in developed markets. For example, the U.K.’s exit from the European Union has caused increased regulatory complexities and uncertainty in European economic conditions and may also cause uncertainty in worldwide economic conditions. The decision created volatility in certain foreign currency exchange rates that may or may not continue, and may result in increased supply chain costs for items that are imported from other countries. Any of these effects, and others we cannot anticipate, could adversely affect our business, results of operations, financial condition and cash flows.

Supply chain interruptions may increase costs or reduce revenues.
We depend on the effectiveness of our supply chain management to assure reliable and sufficient supply of quality products on favorable terms. Although many of the products we sell are sourced from a wide variety of suppliers in countries around the world, certain products have limited suppliers, which may increase our reliance on those suppliers. Supply chain interruptions and related price increases can adversely affect us as well as our suppliers and franchisees, whose performance may have a significant impact on our results. Such interruptions and price increases could be caused by shortages, inflationary pressures, unexpected increases in demand, transportation-related issues, labor-related issues, technology-related issues, weather-related events, natural disasters, acts of war, terrorism or other hostilities, or other factors beyond the control of us or our suppliers or franchisees. If we experience interruptions in our System’s supply chain, or if contingency planning is not effective, our costs could increase and/or the availability of products critical to our System’s operations could be limited.
Our franchise business model presents a number of risks.
Our success as a heavily franchised business relies to a large degree on the financial success and cooperation of our franchisees, including our developmental licensees and affiliates. Our restaurant margins arise from two sources: fees from franchised restaurants (e.g., rent and royalties based on a percentage of sales) and, to a lesser degree, sales from Company-operated restaurants. Our franchisees and developmental licensees manage their businesses independently and therefore are responsible for the day-to-day operation of their restaurants. The revenues we realize from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales. Business risks affecting our operations also affect our franchisees. In particular, our franchisees have also been impacted by the COVID-19 pandemic and the volatility associated with the pandemic. If franchisee sales trends worsen or volatility persists, our financial results could be negatively affected, which may be material.
Our success also relies on the willingness and ability of our independent franchisees and affiliates to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, value/promotional and capital-intensive reinvestment plans. The ability of franchisees to contribute to the achievement of our plans is dependent in large part on the availability to them of funding at reasonable interest rates and may be negatively impacted by the financial markets in general, by their or our creditworthiness or by banks’ lending practices. If our franchisees are unwilling or unable to invest in major initiatives or are unable to obtain financing at commercially reasonable rates, or at all, our future growth and results of operations could be adversely affected.
Our operating performance could also be negatively affected if our franchisees experience food safety or other operational problems or project an image inconsistent with our brand and values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subjected to litigation and potential delays. If franchisees do not successfully operate restaurants in a manner consistent with our required standards, our brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.
Our ownership mix also affects our results and financial condition. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex. The benefits of our more heavily franchised structure depend on various factors, including whether we have effectively selected franchisees, licensees and/or affiliates that meet our rigorous standards, whether we are able to successfully integrate them into our structure and whether their performance and the resulting ownership mix supports our brand and financial objectives.
Challenges with respect to labor, including availability and cost, could impact our business and results of operations.
Our success depends in part on our System’s ability to proactively recruit, motivate and retain qualified individuals to work in McDonald’s restaurants and to maintain appropriately-staffed restaurants in an intensely competitive labor market. We and our franchisees have experienced and may continue to experience challenges in adequately staffing certain McDonald’s restaurants, which can negatively impact operations, including speed of service to customers, and customer satisfaction levels. The System’s ability to meet its labor needs is generally subject to external factors, including the availability of sufficient workforce, unemployment levels and prevailing wages in the markets in which we operate.
Further, increased costs and competition associated with recruiting, motivating and retaining qualified employees, as well as costs associated with promoting awareness of the opportunities of working at McDonald’s restaurants, could have a negative impact on our Company-operated margins and our franchisees’ profitability.
We are also impacted by the costs and other effects of compliance with U.S. and international regulations affecting our workforce, which includes our staff and employees working in our Company-operated restaurants. These regulations are increasingly focused on employment issues, including wage and hour, healthcare, immigration, retirement and other employee benefits and workplace practices. Claims of non-compliance with these regulations could result in liability and expense to us. Our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers, including those giving rise to claims of harassment or discrimination (or perceptions thereof) or workplace safety, could have a negative impact on consumer perceptions of us and our business. Additionally, economic action, such as boycotts, protests, work stoppages or campaigns by labor organizations, could adversely affect us (including our ability to recruit, motivate and retain talent) or our franchisees and suppliers, whose performance may have a significant impact on our results.

Effective succession planning is important to our continued success.
Effective succession planning for management is important to our long-term success. Failure to effectively identify, recruit, develop and retain key personnel and ensure smooth management and personnel transitions could disrupt our business and adversely affect our results.
Food safety concerns may have an adverse effect on our business.
Our ability to increase sales and profits depends on our System’s ability to meet expectations for safe food and on our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues that may arise in the future, including in the supply chain, restaurants or delivery. Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe food products, including as our menu and service model evolve. However, food safety events, including instances of food-borne illness, occur within the food industry and our System from time to time and could occur in the future. Instances of food tampering, food contamination or food-borne illness, whether actual or perceived, could adversely affect our brand and reputation, as well as our financial results.
If we do not effectively manage our real estate portfolio, our operating results may be negatively impacted.
We have significant real estate operations, primarily in connection with our restaurant business. We generally own or secure a long-term lease on the land and building for conventional franchised and Company-operated restaurant sites. We seek to identify and develop restaurant locations that offer convenience to customers and long-term sales and profit potential. As we generally secure long-term real estate interests for our restaurants, we have limited flexibility to quickly alter our real estate portfolio. The competitive business landscape continues to evolve in light of changing business trends, consumer preferences, trade area demographics, consumer use of digital, delivery and drive thru, local competitive positions and other economic factors. If our restaurants are not located in desirable locations, or if we do not evolve in response to these factors, it could adversely affect Systemwide sales and profitability.
Our real estate values and the costs associated with our real estate operations are also impacted by a variety of other factors, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels, the cost of financing, natural disasters, acts of war, terrorism or other hostilities, or other factors beyond our control. A significant change in real estate values, or an increase in costs as a result of any of these factors, could adversely affect our operating results.
Information technology system failures or interruptions, or breaches of network security, may impact our operations or cause reputational harm.
We are increasingly reliant upon technology systems, such as point-of-sale, that support our business operations, including our digital and delivery solutions, and technologies that facilitate communication and collaboration with affiliated entities, customers, employees, franchisees, suppliers, service providers or other independent third parties to conduct our business, whether developed and maintained by us or provided by third parties. Any failure or interruption of these systems could significantly impact our or our franchisees’ operations, or our customers’ experience and perceptions.
Security incidents or breaches have from time to time occurred and may in the future occur involving our systems, the systems of the parties we communicate or collaborate with (including franchisees) or the systems of third-party providers. These may include such things as unauthorized access, phishing attacks, account takeovers, denial of service, computer viruses, introduction of malware or ransomware and other disruptive problems caused by hackers. Certain of these technology systems contain personal, financial and other information of our customers, employees, franchisees and their employees, suppliers and other third parties, as well as financial, proprietary and other confidential information related to our business. Despite response procedures and measures in place in the event of an incident, a security breach could result in disruptions, shutdowns, or the theft or unauthorized disclosure of such information. The actual or alleged occurrence of any of these incidents could result in mitigation costs, reputational damage, adverse publicity, loss of consumer confidence, reduced sales and profits, complications in executing our growth initiatives and regulatory and legal risk, including criminal penalties or civil liabilities.
Despite the implementation of security measures, any of these technology systems could become vulnerable to damage, disability or failures due to theft, fire, power loss, telecommunications failure or other catastrophic events. Certain technology systems may also become vulnerable, unreliable or inefficient in cases where technology vendors limit or terminate product support and maintenance. Our increasing reliance on third-party systems also subjects us to risks faced by those third-party businesses, including operational, security and credit risks. If technology systems were to fail or otherwise be unavailable, or if business continuity or disaster recovery plans were not effective, and we were unable to recover in a timely manner, we could experience an interruption in our or our franchisees’ operations.

LEGAL AND REGULATORY
Increasing regulatory and legal complexity may adversely affect our business and financial results.
Our regulatory and legal environment worldwide exposes us to complex compliance, litigation and similar risks that could affect our operations and results in material ways. Many of our markets are subject to increasing, conflicting and highly prescriptive regulations involving, among other matters, restaurant operations, product packaging, marketing, the nutritional and allergen content and safety of our food and other products, labeling and other disclosure practices. Compliance efforts with those regulations may be affected by ordinary variations in food preparation among our own restaurants and the need to rely on the accuracy and completeness of information from third-party suppliers. We also are subject to increasing public focus, including by governmental and non-governmental organizations, on environmental, social responsibility and corporate governance (“ESG”) initiatives. Our success depends in part on our ability to manage the impact of regulations and other initiatives that can affect our business plans and operations, which have increased and may continue to increase our costs of doing business and exposure to litigation, governmental investigations or other proceedings.
We are also subject to legal proceedings that may adversely affect our business, including, but not limited to, class actions, administrative proceedings, government investigations and proceedings, shareholder proceedings, employment and personal injury claims, landlord/tenant disputes, supplier-related disputes, and claims by current or former franchisees. Regardless of whether claims against us are valid or whether we are found to be liable, claims may be expensive to defend and may divert management’s attention away from operations.
Litigation and regulatory action concerning our relationship with franchisees and the legal distinction between our franchisees and us for employment law or other purposes, if determined adversely, could increase costs, negatively impact our business operations and the business prospects of our franchisees and subject us to incremental liability for their actions. Similarly, although our commercial relationships with our suppliers remain independent, there may be attempts to challenge that independence, which, if determined adversely, could also increase costs, negatively impact the business prospects of our suppliers, and subject us to incremental liability for their actions.
Our results could also be affected by the following:
•the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings;
•the cost and other effects of settlements, judgments or consent decrees, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and
•adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices.
A judgment significantly in excess of any applicable insurance coverage or third-party indemnity could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from claims may hurt our business. If we are unable to effectively manage the risks associated with our complex regulatory and legal environment, it could have a material adverse effect on our business and financial condition.
Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.
We are subject to income and other taxes in the U.S. and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or policy or related authoritative interpretations. We are also impacted by settlements of pending or any future adjustments proposed by taxing and governmental authorities inside and outside of the U.S. in connection with our tax audits, all of which will depend on their timing, nature and scope. Any significant increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters could have a material adverse impact on our financial results.
Changes in accounting standards or the recognition of impairment or other charges may adversely affect our future operations and results.
New accounting standards or changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, could adversely affect our future results. We may also be affected by the nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment or other charges that reduce our earnings.
In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. These estimates are highly subjective and can be significantly impacted by many factors such as global and local business and economic conditions, operating costs, inflation, competition, consumer and demographic trends and our restructuring activities. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If we experience any such changes, they could have a significant adverse effect on our reported results for the affected periods.

If we fail to comply with privacy and data protection laws, we could be subject to legal proceedings and penalties, which could negatively affect our financial results or brand perceptions.
We are subject to legal and compliance risks and associated liability related to privacy and data protection requirements, including those associated with our technology-related services and platforms made available to business partners, customers, employees, franchisees or other third parties. An increasing number of jurisdictions have enacted new privacy and data protection requirements (including the European Union’s General Data Protection Regulation and various U.S. state-level laws), and further requirements are likely to be proposed or enacted in the future. Failure to comply with these privacy and data protection laws could result in legal proceedings and substantial penalties and materially adversely impact our financial results or brand perceptions.
MACROECONOMIC AND MARKET CONDITIONS
Unfavorable general economic conditions could adversely affect our business and financial results.
Our results of operations are substantially affected by economic conditions, including inflationary pressures, which can vary significantly by market and can impact consumer disposable income levels and spending habits. Economic conditions can also be impacted by a variety of factors, including hostilities, epidemics, pandemics and actions taken by governments to manage national and international economic matters, whether through austerity, stimulus measures or trade measures, and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers. Sustained adverse economic conditions or periodic adverse changes in economic conditions put pressure on our operating performance and business continuity disruption planning, and our business and financial results may suffer as a result.
Our results of operations are also affected by fluctuations in currency exchange rates, and unfavorable currency fluctuations could adversely affect reported earnings.
Changes in commodity and other operating costs could adversely affect our results of operations.
The profitability of our Company-operated restaurants depends in part on our ability to anticipate and react to changes in commodity costs, including food, paper, supplies, fuel, utilities, distribution and other operating costs, including labor. Volatility in certain commodity prices and fluctuations in labor costs have adversely affected and in the future could adversely affect our operating results by impacting restaurant profitability. The commodity markets for some of the ingredients we use, such as beef, chicken and pork, are particularly volatile due to factors such as seasonal shifts, climate conditions, industry demand and other macroeconomic conditions, international commodity markets, food safety concerns, product recalls, government regulation, and acts of war, terrorism or other hostilities, all of which are beyond our control and, in many instances, unpredictable. Our System can only partially address future price risk through hedging and other activities, and therefore increases in commodity costs could have an adverse impact on our profitability.
A decrease in our credit ratings or an increase in our funding costs could adversely affect our profitability.
Our credit ratings may be negatively affected by our results of operations or changes in our debt levels. As a result, our interest expense, the availability of acceptable counterparties, our ability to obtain funding on favorable terms, our collateral requirements and our operating or financial flexibility could all be negatively affected, especially if lenders impose new operating or financial covenants.
Our operations may also be impacted by regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs. If any of these events were to occur, they could have a material adverse effect on our business and financial condition.
Trading volatility and the price of our common stock may be adversely affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. These factors, some of which are beyond our control, include the following:
•the unpredictable nature of global economic and market conditions;
•governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the U.S., which is the principal trading market for our common stock, and media reports and commentary about economic, trade or other matters, even when the matter in question does not directly relate to our business;
•trading activity in our common stock, in derivative instruments with respect to our common stock or in our debt securities, which can be affected by: market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence, driven in part by expectations about our performance; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our common stock by significant shareholders; and trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•the impact of our stock repurchase program or dividend rate; and
•the impact of corporate actions and market and third-party perceptions and assessments of such actions, such as those we may take from time to time as we implement our strategies, including through acquisitions, in light of changing business, legal and tax considerations and evolve our corporate structure.
Our business is subject to an increasing focus on ESG matters.
In recent years, there has been an increasing focus by stakeholders – including employees, franchisees, customers, suppliers, governmental and non-governmental organizations and investors – on ESG matters. A failure, whether real or perceived, to address ESG matters or to achieve progress on our ESG initiatives on the anticipated timing or at all, could adversely affect our business, including by heightening other risks disclosed in these Risk Factors, such as those related to consumer behavior, consumer perceptions of our brand, labor availability and costs, supply chain interruptions, commodity costs, and legal and regulatory complexity. Conversely, our taking a position, whether real or perceived, on ESG, public policy, geopolitical and similar matters could also adversely impact our business.
The standards we set for ourselves regarding ESG matters, and our ability to meet such standards, may also impact our business. For example, we are working to manage risks and costs to our System related to climate change, greenhouse gases, and diminishing energy and water resources, and we have announced initiatives relating to, among other things, environmental sustainability, responsible sourcing and increasing diverse representation across our System. We may face increased scrutiny related to reporting on and achieving these initiatives, as well as continued public focus on similar matters, such as packaging and waste, animal health and welfare, deforestation and land use. We may also face increased pressure from stakeholders to provide expanded disclosure and establish additional commitments, targets or goals, and take actions to meet them, which could expose us to additional market, operational, execution and reputational costs and risks. Moreover, addressing ESG matters requires Systemwide coordination and alignment, and the standards by which certain ESG matters are measured are evolving and subject to assumptions that could change over time.
Events such as severe weather conditions, natural disasters, hostilities, social unrest and climate change, among others, can adversely affect our results and prospects.
Severe weather conditions, natural disasters, acts of war, terrorism or other hostilities, social unrest or climate change (or expectations about them) can adversely affect consumer behavior and confidence levels, supply availability and costs and local operations in impacted markets, all of which can affect our results and prospects. Climate change may also increase the frequency and severity of weather-related events and natural disasters. Our receipt of proceeds under any insurance we maintain with respect to some of these risks may be delayed or the proceeds may be insufficient to cover our losses fully.